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                                                               EXHIBIT 4.2(a)

                 Form of 8.5% Senior Convertible Promissory Note


         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                         METROMEDIA FIBER NETWORK, INC.

                     8.5% SENIOR CONVERTIBLE PROMISSORY NOTE
                             DUE _____________, 20__



$[_______________]                                         [_________, 20__]
                                                         White Plains, New York

                  1. NOTE PURCHASE AGREEMENT; OTHER NOTES. This 8.5% Senior Convertible Promissory Note (this "Note") is issued pursuant to the Note Purchase Agreement, dated as of October __, 2001, by and among Metromedia Fiber Network, Inc., a Delaware corporation (the "COMPANY"), and the other purchasers named therein (as the same may be amended, supplemented or modified from time to time, the "NOTE PURCHASE AGREEMENT"). This Note is one of the series of 8.5% Senior Convertible Promissory Notes issued, in the aggregate principal amount of $_______________, in accordance with the terms of the Note Purchase Agreement (collectively, the "CONVERTIBLE NOTES"). The holder of this Note is entitled to the benefits of this Note and the Note Purchase Agreement and may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto, but only to the extent permitted hereby and thereby. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Note Purchase Agreement.

                  2. PRINCIPAL. For value received, the Company promises to pay to the order of ____________ or its successors or permitted assigns (the "HOLDER") the principal amount of the sum of _________ DOLLARS ($ ) in full on ________ __, 20__ (which date, or such earlier date to which the maturity of this Note is accelerated, shall be referred to as the "MATURITY DATE"), with interest thereon from time to time as provided herein.

                  3. INTEREST. The Company promises to pay interest on the outstanding principal amount of this Note at the rate of 8.5% per annum. The Company shall pay accrued interest semi-annually on each June 30 and December 31 of each year

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2 or, if any such date shall not be a Business Day, on the next succeeding
Business Day to occur after such date (each date upon which interest shall be so payable, an "INTEREST PAYMENT DATE"), beginning on December 31, 2001. Interest on this Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on this Note shall be paid on each Interest Payment Date in U.S. dollars by wire transfer of immediately available funds to an account designated in writing prior to the date thereof by the Holder. Notwithstanding anything herein to the contrary, the interest payable by the Company with respect to this Note shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of the permitted amount are received by the Holder, such excess shall be considered payments in respect of the principal amount of this Note.

                  4. RANKING. This Note and the other Convertible Notes shall be senior unsecured obligations of the Company, pari passu to the other senior obligations of the Company, including without limitation the High Yield Notes.

                  5. DEFAULTS AND REMEDIES.

                    (a) EVENTS OF DEFAULT. "EVENTS OF DEFAULT" are:

                      (i) default for 30 days in the payment when due of interest on this Note;

                      (ii) default in the payment when due of the principal of, or premium, if any, on this Note;

                      (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Sections 4.10 or 4.14 of either of the Indentures;

                      (iv) failure by the Company or any of its Restricted Subsidiaries for sixty (60) days after notice to the Company from the Holder to comply with any covenant (other than Sections 4.10 and 4.14 of either of the Indentures) in either of the Indentures or any of the High Yield Notes;

                      (v) failure by the Company to comply with any of its other agreements under this Note, which failure remains unremedied for a period of 30 days after notice thereof to the Company from the Holder;

                      (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $15.0 million or more;

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                                                                            3


                      (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $15.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, vacated, discharged or stayed for a period of 60 days;

                      (viii) upon the occurrence of a Change of Control;

                      (ix) the Company or any of its Restricted Subsidiaries:

                        (A) commences a voluntary case under any Bankruptcy Law;

                        (B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law;

                        (C) consents to the appointment of a custodian of it or for all or substantially all of its property;

                        (D) makes a general assignment for the benefit of its creditors; or

                        (E) generally is not paying its debts as they become due; and

                     (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                        (A) is for relief against the Company or any of its Restricted Subsidiaries;

                        (B) appoints a custodian of the Company or any of its Restricted Subsidiaries or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

                        (C) orders the liquidation of the Company or any of its Restricted Subsidiaries;

         and the order or decree remains unstayed and in effect for 60 consecutive days.

                     (xi) an event of default shall have occurred and be continuing under and as defined in any of the Basic Documents.

                    (b) ACCELERATION. If any Event of Default occurs and is continuing, then the Holder, by written notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately; PROVIDED, if any of the High Yield Notes immediately become due and payable, the principal of and all accrued interest on this Note shall become due and payable without further action or notice. Upon such declaration, such principal and interest shall become immediately due


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                                                                            4


and payable without presentment, demand, protest or other notice of any kind, all of which the Company hereby expressly waives.

                    (c) NOTICES. The Company shall give written notice to the Holder of the occurrence of any Event of Default or any event that, after notice or lapse of time or both, could become an Event of Default.

                    (d) WAIVER OF DEFAULT UNDER NOTE AND GUARANTEE AGREEMENT. The Holder agrees to be bound by the terms of any amendment to any term or condition or any waiver of default or event of default or consent thereto under the Note and Guarantee Agreement granted by the holders in accordance with the terms of the Note and Guarantee Agreement. The Company shall deliver a copy of any such waiver to the Holder within 5 Business Days of the effective date thereof.

                 6. REDEMPTION AT THE OPTION OF THE COMPANY.

                    (a) REDEMPTION. The Company shall have the right, at any time and from time to time at its sole option and election, to prepay or redeem (the "OPTIONAL REDEMPTION") this Note in principal amounts no less than $1,000,000 (or such lesser amount as may be outstanding under this Note) on not less than thirty (30) days' notice prior to redemption or repayment, which such Optional Redemption shall occur on a Business Day (any such date an "OPTIONAL REDEMPTION DATE") at a price (the "OPTIONAL REDEMPTION Price") equal to (i) the principal amount of this Note being repaid plus (ii) an amount equal to all accrued and unpaid interest under this Note, whether or not currently payable, to the Optional Redemption Date, in cash or other immediately available funds, without penalty or premium. The Company shall only have the right to prepay or redeem this Note if a pro rata portion of the principal amount outstanding under each of the Convertible Notes is prepaid or redeemed simultaneously by the Company. The Holder's right to convert this Note under Section 8 shall remain in effect up to, but not including, the Optional Redemption Date.

                    (b) NOTICE. Notice of the Optional Redemption (the "OPTIONAL REDEMPTION NOTICE") shall be sent by the Company to the Holder at its address as provided for in Section 17 of this Note, at least thirty (30) days prior to redemption. In order to facilitate the redemption of this Note, the Board of Directors of the Company may fix a record date for the determination of this Note to be redeemed.

                    (c) PAYMENT OR DEPOSIT OF FUNDS. On the Optional Redemption Date, the Company shall pay to the Holder, and at any time after the Optional Redemption Notice shall have been sent and before the Optional Redemption Date, the Company may deposit for the benefit of the Holder, with a bank or trust company having a capital and surplus of at least one hundred million dollars ($100,000,000), the funds necessary for the Optional Redemption.

                    (d) TERMINATION OF RIGHTS. The Optional Redemption Notice having been given as aforesaid, upon payment or the deposit of funds pursuant to
Section 6(c) in respect of this Note to be redeemed or repaid pursuant to
Section 6(a),

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                                                                            5



notwithstanding that this Note shall not have been surrendered for cancellation, from and after the Optional Redemption Date (i) the prepaid or redeemed portion of this Note shall no longer be deemed outstanding, (ii) the rights to receive interest upon the prepaid or redeemed portion of this Note shall cease to accrue and (iii) all rights of the Holder, in respect of the prepaid or redeemed portion of this Note, shall cease and terminate (including, without limitation, the rights of conversion provided for in this Note), excepting only the right to receive the Optional Redemption Price therefor and subject to the next sentence. In the case this Note is prepaid or redeemed in part only, upon such prepayment or redemption, the Company shall execute and deliver to the Holder a new Note of authorized denominations equal in aggregate principal amount to the unpaid or unredeemed portion of this Note but otherwise on terms identical to this Note.

                  7. NO VOTING RIGHTS. The Holder shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

                  8. CONVERSION.

                    (a) OPTIONAL CONVERSION. Subject to the provisions of
Section 8(k), the Holder shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this
Section 8, any or all of the principal amount of this Note into such number of fully paid and nonassessable shares of Common Stock as is equal to the quotient of (i) the outstanding principal amount of this Note to be converted PLUS any accrued and unpaid interest payable on the aggregate principal amount to be converted (the "CONVERSION AMOUNT") divided by (ii) the conversion price of [$_________],1 subject to adjustment as provided in Section 8(d) (such price, the "CONVERSION PRICE"). Such conversion right shall be exercised by the surrender of this Note to the Company at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders), accompanied by written notice that the Holder elects to convert any or all of the principal amount of this Note, specifying the aggregate principal amount of this Note the Holder elects to convert into shares of Common Stock (which amount shall be in multiples of $1,000,000 (or such lesser amount if the aggregate principal amount then outstanding is less than $1,000,000, in which case the Holder must elect to convert the entire amount then outstanding)), and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(j). Upon being surrendered for conversion, this Note shall be delivered to the Company for cancellation and canceled by it, subject to the Company's obligation to reissue such Note in accordance with the terms hereof upon conversion by the Holder of a portion of the then

----------------------

1 125% of the average closing price of the Common Stock on the NASDAQ National Market System for the ten trading days immediately prior to the date of this Note.

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outstanding principal amount. As promptly as practicable after the surrender of this Note, the Company shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the Holder a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which the converted portion of this
Note is entitled to be converted and, in the event that the Company has not elected to include any accrued and unpaid interest payable on the principal amount to be converted in the Conversion Amount, then, to the extent funds are legally available therefor, an amount equal to the accrued and unpaid interest payable in cash with respect to the converted portion of this Note. At the time of the surrender of this Note, the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person. In the case this Note is converted in part only, upon such conversion, the Company shall execute and deliver to the Holder a new Note of authorized denominations equal in aggregate principal amount to the unconverted portion of this Note but otherwise on terms identical to this Note. Notwithstanding anything to the contrary in this Note, upon the occurrence and/or continuation of any Event of Default, the Holder may exercise his or its conversion rights under this Section 8 at any time until this Note is paid in full.

                    (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Note. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Note by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Price of one share of Common Stock on the date of conversion of such Notes.

                    (c) TERMINATION OF RIGHTS. On the date of such optional conversion pursuant to Section 8(a) above, all rights with respect to the converted portion of this Note shall terminate, except for the rights of the Holders thereof to (i) receive certificates for the number of shares of Common Stock into which the converted portion of this Note have been converted, (ii) the payment of interest, if any, pursuant to Section 3 above and (iii) exercise the rights to which they are entitled as holders of Common Stock.

                    (d) ANTIDILUTION ADJUSTMENTS. The Conversion Price, and the number and type of securities to be received upon conversion of this Note, shall be subject to adjustment as follows:

                      (i) DIVIDEND, SUBDIVISION, COMBINATION OR RECLASSIFICATION OF THE COMMON STOCK. In the event that the Company shall at any time or from time to time, prior to conversion of this Note (w) pay a dividend or make a distribution (other than a dividend or distribution in which the Holder participates) on the

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outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                      (ii) ISSUANCE OF COMMON STOCK OR COMMON STOCK EQUIVALENT BELOW CONVERSION PRICE.

                          (A) If the Company shall at any time or from time to time prior to conversion of this Note, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the "NEW ISSUE PRICE") that is less than either the Conversion Price then in effect as of the record date or Issue Date (as defined below) or the Market Price of the Common Stock on the Issue Date (the "CLOSING PRICE"), as the case may be (the "RELEVANT DATE") (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 8(d) and (B) issuances in connection with an Excluded Transaction, THEN, and in each such case, the Conversion Price then in effect shall be adjusted by MULTIPLYING the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price or the Closing Price, whichever is higher, on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Company upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price or the Closing Price, whichever is higher, on the

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         Relevant Date) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date PLUS the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

                          (B) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Company to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the "ISSUE DATE") of such issuance; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this
         Section 8(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

                          (C) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith, as determined in good faith by the Board of Directors.

                          (D) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this
         Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (x) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (y) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock

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                                                                            9


         Equivalents as having been issued for the consideration actually received and receivable therefor and (z) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                        (iii) OTHER CHANGES. In case the Company at any time or from time to time, prior to the conversion of this Note, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 8(d)(i), 8(d)(ii) or 8(g) (but not including any action described in any such Section), the Board of Directors shall in good faith determine whether it would be equitable in the circumstances to adjust the Conversion Price as a result of such action. If it is determined by the Board of Directors that such an adjustment to the Conversion Price would be equitable, THEN, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Holder).

                      (e) ABANDONMENT. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                      (f) CERTIFICATE AS TO ADJUSTMENTS. Upon any increase or decrease in the Conversion Price, the Company shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to the Holder a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                      (g) MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. If the Company shall (i) merge or consolidate with another Person, (ii) reorganize or reclassify or otherwise change its outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) or (iii) sell, transfer or otherwise dispose of all or substantially all of its assets to another Person (each, a "TRANSACTION") and pursuant to the terms of such Transaction, cash, shares of common stock or other securities of the successor or acquiring Person, or property of any nature is to be received by or distributed to the holders of Common Stock of the Company, THEN the Holder of this Note shall, at such Holder's election, have the right to receive (whether or not such Holder converts this Note) the amount of cash or other consideration it would have been entitled to receive if such Holder had converted such Notes immediately prior to the occurrence of such Transaction, and shall thereupon be deemed to have converted this Note. In case of any such Transaction in which the foregoing election is not made, the successor or acquiring Person (and any affiliate thereof issuing securities) shall expressly assume the due and punctual observance and

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                                                                            10



performance of each and every covenant and condition to be performed and observed by, and all of the obligations and liabilities of, the Company hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors) in order to provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 8. The foregoing provisions shall similarly apply to successive Transactions.

                      (h) NOTICES. If the Company shall propose (i) to pay any dividend to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (ii) to offer to the holders of its Common Stock rights to subscribe for or to purchase any additional shares of Common Stock (or options or rights with respect thereto), (iii) to effect any reclassification of its Common Stock, (iv) to otherwise issue any Common Stock Equivalents, (v) to effect any capital reorganization, (vi) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of its assets or (vii) to effect the liquidation, dissolution or winding up of the Company, THEN, in each such case, the Company shall give to the Holder a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, distribution or rights offer, or the date on which such reclassification, issuance, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock, and the number of shares of Common Stock into which the Notes will be convertible after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the Common Stock for purposes of such action, and in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

                      (i) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available for issuance upon the conversion of this Note, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of the entire principal amount of this Note, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of the entire principal amount of this Note.

                      (j) NO CONVERSION TAX OR CHARGE. The issuance or delivery of certificates for Common Stock upon the conversion of this Note shall be made without charge to the converting Holder for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the Holder of the portion of this Note converted; PROVIDED,

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                                                                            11


HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

                      (k) CONVERSION LIMITATION. Notwithstanding any of the foregoing, in no event shall the Holder be permitted to convert this Note prior to the Stockholder Approval Effective Date. For the purposes of this Note, "STOCKHOLDER APPROVAL EFFECTIVE DATE" means the twentieth (20th) day following the delivery by the Company of an effective Information Statement meeting the requirements of Schedule 14C promulgated under the Exchange Act that contains the requisite information describing the action by written consent in lieu of a meeting of the stockholders of the Company in accordance with Section 228 of the Delaware General Corporation Law, as amended, authorizing the issuance of shares of Common Stock upon conversion of the Convertible Notes pursuant to the terms hereof and the issuance of shares of Common Stock upon the conversion of certain other notes and warrants issued pursuant to the other Refinancing Agreements, in each case for the purposes of the applicable rules and regulations of The Nasdaq Stock Market, Inc.

                  9. CERTAIN REMEDIES. Any registered Holder of this Note shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Note and to enforce specifically the terms and provisions of this Note in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such Holder may be entitled at law or in equity.

                    10. FULL RECOURSE. The Company hereby agrees and covenants that the Holder shall have full recourse against the Company for the payment of the entire principal amount of this Note and all accrued interest thereon.

                    11. REMEDIES CUMULATIVE. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy hereunder or any other document referred to herein, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                    12. REMEDIES NOT WAIVED. No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

                    13. WAIVER OF PROTEST, PRESENTMENT, ETC. The Company hereby waives protest, presentment, notice of dishonor and notice of acceleration of maturity and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest.

                  14. CURRENCY; BUSINESS DAY. All payments of interest and principal under this Note shall be made in lawful money of the United States of America. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                  15. TRANSFER. The Holder acknowledges that this Note has not been registered under the Securities Act, or the securities laws of any state, and may be transferred only pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

                  16. DEFINITIONS. As used in this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "1998 INDENTURE" means the Indenture, dated as of November 25, 1998, by and between the Company and Bank of New York, as successor to IBJ Schroeder Bank & Trust Company, as trustee, as amended by the First Supplemental Indenture, dated as of September 26, 2001, by and between the Company and the Bank of New York, as Trustee.

                  "1999 INDENTURE" means the Indenture, dated as of November 17, 1999, by and between the Company and Bank of New York, as trustee, as amended by the First Supplemental Indenture, dated as of September 26, 2001, by and between the Company and Bank of New York, as trustee.

                    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

                    "BANKRUPTCY LAW" has the meaning ascribed to that term in each of the Indentures.

                    "BASIC DOCUMENTS" has the meaning ascribed to that term in the Note and Guarantee Agreement.

                    "BECHTEL FINANCING" means a financing arrangement of $78,400,000 between Bechtel Corporation, a Nevada corporation, as lender, on the one hand, and the Company or Metromedia Fiber Network Service, Inc., a Delaware corporation that is a wholly-owned Subsidiary of the Company, as borrower, on the other hand.

                    "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

                    "CHANGE OF CONTROL" shall have the meaning ascribed to that term in each of the Indentures.

                    "CLOSING PRICE" shall have the meaning ascribed to it in
Section 8(d)(ii)(A) of this Note.

                    "COMMON STOCK EQUIVALENT" shall mean any security or obligation which is by its terms convertible, exchangeable or exerciseable into shares of Common Stock of another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

                    "COMPANY" shall have the meaning ascribed to it in Section 1 of this Note.

                    "CONVERSION AMOUNT" shall have the meaning ascribed to in
Section 8(a) of this Note.

                    "CONVERSION PRICE" shall have the meaning ascribed to it in
Section 8(a) of this Note.

                    "CONVERTIBLE NOTES" shall have the meaning ascribed to it in
Section 1 of this Note.

                  "EVENT OF DEFAULT" shall have the meaning ascribed to it in
Section 5 of this Note.

                    "EXCLUDED TRANSACTION" means (a) any issuance of options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) to employees, officers or directors of the Company pursuant to a stock option plan or other employee benefit arrangement, in each case, approved by the Board of Directors, (b) any issuance of Common Stock upon the exercise of any warrants, or conversion of any Common Stock Equivalents, issued or outstanding on the date of this Note, (iii) any issuance of Common Stock or Common Stock Equivalents in consideration of an acquisition by the Company of assets or stock of another Person approved by the Board of Directors or (iv) any issuance of Common Stock or Common Stock Equivalents to any Person (other than Affiliates of the Company) with whom the Company has a business relationship, PROVIDED that the purpose of such issuance is not primarily to raise equity financing and such issuance is approved by the Board of Directors.

                    "GUARANTEE" shall have the meaning ascribed to that term in each of the Indentures.

                    "HIGH YIELD NOTES" means collectively, (i) the 10% Series A Senior Notes due 2008 issued under the 1998 Indenture, (ii) the 10% Series B Senior Notes due 2008 issued under the 1998 Indenture, (iii) the 10% Senior Notes due 2009 (euro) issued under the 1999 Indenture and (iv) the 10% Senior Notes due 2009 (dollar) issued under the 1999 Indenture.

                    "HOLDER" shall have the meaning ascribed to it in Section 2 of this Note.

                    "INDEBTEDNESS" shall have the meaning ascribed to that term in each of the Indentures.

                    "INDENTURES" means, collectively, the 1998 Indenture and the 1999 Indenture.

                    "INTEREST PAYMENT DATE" shall have the meaning ascribed to it in Section 3 of this Note.

                    "ISSUE DATE" shall have the meaning ascribed to it in
Section 8(d)(ii)(B) of this Note.

                    "MARKET PRICE" shall mean, as of the date of determination:
(a) the closing price per share of Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange (including, without limitation, The NASDAQ Stock Market, Inc.) on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors.

                    "MATURITY DATE" shall have the meaning ascribed to it in
Section 2 of this Note.

                    "NEW ISSUE PRICE" shall have the meaning ascribed to it in
Section 8(d)(ii)(A) of this Note.

                    "NOTE" shall have the meaning ascribed to it in Section 1 of this Note.

                    "NOTE AND GUARANTEE AGREEMENT" means the Note and Guarantee Agreement, dated as of September 6, 2001, among the Guarantors party thereto, the Purchasers party thereto and Citicorp USA, Inc., as administrative agent.

                    "NOTE PURCHASE AGREEMENT" shall have the meaning ascribed to it in Section 1 of this Note.

                    "OPTIONAL REDEMPTION" shall have the meaning ascribed to it in Section 6(a) of this Note.

                    "OPTIONAL REDEMPTION DATE" shall have the meaning ascribed to it in Section 6(a) of this Note.

                    "OPTIONAL REDEMPTION NOTE" shall have the meaning ascribed to it in Section 6(b) of this Note.

                    "OPTIONAL REDEMPTION PRICE" shall have the meaning ascribed to it in Section 6(a) of this Note.

                    "REFINANCING AGREEMENTS" means the Citicorp Facility, the Nortel Financing, the Bechtel Financing, the Vendor Financings, the Verizon Financing and the 6.15% Convertible Notes Restructuring.

                    "RELEVANT DATE" shall have the meaning ascribed to it in
Section 8(d)(ii)(A) of this Note.

                    "RESTRICTED SUBSIDIARY" shall have the meaning ascribed to that term in each of the Indentures.

                    "6.15% CONVERTIBLE NOTE RESTRUCTURING" means the restructuring of certain terms of the 6.15% Convertible Subordinated Notes due 2010 of the Company.

                    "STOCKHOLDER APPROVAL EFFECTIVE DATE" shall have the meaning ascribed to that term in Section 8(k) of this Note.

                    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                    "TRANSACTION" shall have the meaning ascribed to it in
Section 8(g) of this Note.

                    "VENDOR FINANCINGS" means the restructuring of amounts owed by the Company or its subsidiaries to certain of its vendors, the aggregate amount of which shall not be less than $250,000,000, including the Bechtel Financing.

                    "VERIZON FINANCING" means the agreement(s) or other instrument(s) entered into in an amount at least equal to $50,000,000 for the issuance of secured indebtedness between Verizon, Inc. (or an affiliate thereof), as lender, on the one hand, and the Company, as borrower, on the other hand.

                    17. NOTICES. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

                           (i)      if to the Company:

                                    Metromedia Fiber Network, Inc.
                                    360 Hamilton Avenue
                                    White Plains, New York 10601
                                    Telecopy:        (914) 421-6793
                                    Attention:       Robert J. Sokota, Esq.

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    Telecopy:        (212) 757-3990
                                    Attention:       Douglas A. Cifu, Esq.

                           (ii)     if to the Holder:

                                    [                                  ]
                                    [                                  ]
                                    [                                  ]
                                    Telecopy: [                        ]
                                    Attention: [                       ]

Any party may by notice given in accordance with this Section 17 designate another address or Person for receipt of notices hereunder. All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; and when receipt is mechanically acknowledged, if telecopied.

                  18. AMENDMENT. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by the Company or the Holder from the terms of any provision of this Note, shall be effective (i) only if it is made or given with respect to all Convertible Notes in writing and signed by the Company and the Holders of at least 75% of the aggregate principal amount of the outstanding
Convertible Notes, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Note, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  19. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  20. SUCCESSORS AND ASSIGNS. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

                  21. NO ASSIGNMENT. Neither this Note nor the rights, duties and obligations of the Company hereto may be assigned by the Company at any time, by operation of law or otherwise.

                  22. HEADINGS. The headings in this Note are inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof and do not constitute part of this Note.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.


                                         METROMEDIA FIBER NETWORK, INC.


                                         By:___________________________________
                                             Name:
                                             Title: